The McGraw-Hill Companies Reports
$1.21 Diluted EPS from Continued Operations in 3Q

9 million shares repurchased in 3Q for $355 million

Growth and Value Plan targets at least $100 million cost reduction

McGraw-Hill Markets achieves 11.7% revenue growth for nine months

New York, NY, Oct. 20, 2011—The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share of $1.21 from continuing operations in the third quarter of 2011 versus adjusted earnings per share of $1.21 for the same period last year.

Net income from continuing operations in the third quarter declined 2.1% to $366.7 million, as compared to the prior year’s adjusted results primarily due to a decline in the education market and a decrease in global credit markets.  Revenue was off 2.5% to $1.9 billion in the third quarter compared to the same period last year.

Third quarter results in 2011 and 2010 reflect the reclassification of the Broadcasting Group as a discontinued operation.  The company announced on October 3 that it had signed a definitive agreement to sell the Broadcasting Group to E.W. Scripps for $212 million in cash.  The deal is expected to close in 2012.

“Overall, the business performed well despite challenging market conditions in global credit markets and historically low funding levels in the U.S. elementary-high school market.  We are still on track for another year of growth in 2011, but we remain cautious over the balance of the year,” said Harold McGraw III, chairman, president, and chief executive officer of The McGraw-Hill Companies.  “We now expect to achieve diluted earnings per share from continuing operations of $2.81 to $2.86 compared to adjusted earnings per share of $2.68 in 2010.

“Our third quarter results highlight the logic of the recent decision to separate The McGraw-Hill Companies into two public companies as part of our Growth and Value Plan.  McGraw-Hill Markets continues to show strong top line and operating profit growth based in the capital and commodity markets and McGraw-Hill Education is making a transition from traditional products to a more profitable, subscription-based digital learning and services model.  For the first nine months of 2011, the businesses in McGraw-Hill Markets produced an 11.7% increase in revenue and 12.1% growth in adjusted operating profit.”

Commenting on the Growth and Value Plan announced last month, Mr. McGraw said, “We are making excellent progress on the separation of The McGraw-Hill Companies into two powerful, independent publicly-traded companies and we are focused on completing the separation as quickly as possible in the coming year.

“We are also making significant headway on our extensive cost reduction program as we disaggregate shared services and establish two appropriately sized corporate centers.  Based on our initial analysis, we are targeting at least $100 million in cost reductions over the next 15 months to ensure that both Markets and Education have appropriate cost structures to drive margin expansion and invest selectively in accretive growth opportunities.

“In the third quarter, we also accelerated the pace of share repurchases, buying back 9.0 million shares for $355 million.  For the first nine months of 2011, we repurchased 16.7 million shares for $655 million.  We expect to repurchase the remainder of the $1 billion target in the fourth quarter, subject to market conditions.”

McGraw-Hill Financial: The segment, which was launched in January, produced its strongest quarterly revenue and operating profit growth of the year in the third quarter. Revenue increased 18.4% to $348.5 million and operating profit grew by 31.2% to $112.6 million in the third quarter compared to the same period last year.  Excluding the September 2010 acquisition of TheMarkets.com, revenue grew by 14.6%.  Foreign exchange rates increased revenue by $2.2 million.

Volatility in financial markets contributed to more than a 30% increase in S&P Indices’ revenue in the third quarter as volume soared for the major exchange-traded derivative contracts based on S&P Indices, which now account for approximately 25% of the segment’s revenue.  The average daily volume of more than 4,865,000 contracts represents a 58.5% year-over-year increase.  Assets under management in exchange-traded funds linked to S&P Indices grew by 6.8% to $278.2 billion at the end of the third quarter.  Eleven new exchange-traded funds based on S&P Indices were launched in the third quarter, bringing the total net number now trading on S&P Indices to 359.

The growth of Capital IQ, the Global Credit Portal and the acquisition of TheMarkets.com all contributed to the improvement of Integrated Desktop Solutions Group and a 15.6% increase in subscription revenue to $251.8 million in the third quarter versus last year.  Subscriptions account for 72.3% of McGraw-Hill Financial’s third quarter revenue. With new platform enhancements and expansion overseas, Capital IQ continues to add new clients, ending the third quarter with more than 3,800, a 17.7% increase from the prior year.  The Global Credit Portal, which includes Ratings Direct, also added new subscribers in the third quarter.

As Enterprise Solutions increases its breadth of coverage by integrating Standard & Poor’s, McGraw-Hill Financial and third-party data and information for financial markets, the number of clients buying multiple services through Global Data Solutions continues to grow.

Standard & Poor’s:  Revenue for the segment decreased by 1.8% to $409.9 million in the third quarter compared to the same period last year, as growth in international and non-transaction revenue largely offset a steep global decline in credit markets.  Excluding a $7.3 million gain on the sale of certain equity interests in India last year, expenses grew by 1.4% in the third quarter compared to a 19.3% increase in the first half of 2011.  Operating profit declined by 6.1% to $169.1 million compared to the adjusted results for the same period last year.

Non-transaction revenue, which includes annual contracts, surveillance fees, and a royalty from McGraw-Hill Financial for the right to use and distribute S&P content, grew by 9.5% to $278.7 million in the third quarter compared to the same period last year.  Non-transaction revenue also benefited from growth in new corporate credits under surveillance; gains at CRISIL, S&P’s majority-owned company in India; and in non-issue based analytical services, which offset a decline in structured finance surveillance.  Non-transaction revenue represented 68.0% of Standard & Poor’s total revenue in the third quarter of 2011 compared to 60.9% for the same period last year.

Transaction revenue at Standard & Poor’s declined 19.5% in the third quarter to $131.2 million compared to the same period last year as global debt issuance (excluding sovereigns) fell by 37.7% in the face of widening credit spreads, the European sovereign crisis, and a slow economic recovery.  In the United States, corporate issuance declined by 44.7%.  Investment-grade dollar volume fell by 36.1%.  New-issue dollar volume in the high-yield market dropped by 68.1% in the third quarter, the lowest since the first quarter of 2009.  In Europe, corporate issuance was down by 59.5% and high-yield issuance dropped by 76.4%.

International revenue grew by 9.1% to $202.6 million in the third quarter and represented 49.4% of Standard & Poor’s total revenue in the third quarter versus 44.5% last year.  U.S. revenue declined 10.6% to $207.3 million in the third quarter.

Favorable foreign exchange rates, a strong bank loan rating market, and gains at CRISIL contributed to the growth of international revenue at Standard & Poor’s.  Foreign exchange rates increased revenue by $11.3 million and operating profit by $16.3 million in the third quarter.

Information & Media: Based on continuing operations, revenue for this segment increased 11.9% to $228.5 million and operating profit grew by 17.1% to $51.3 million in the third quarter compared to the same period last year.  The third quarter results reflect the reclassification of the Broadcasting Group as a discontinued operation.  The segment includes the following brands: Aviation Week, J.D. Power and Associates, McGraw-Hill Construction and Platts.

Volatility in energy prices continues to drive demand for Platts’ proprietary content, including news and pricing assessments that enable trading decisions in commodity markets.  Platts’ revenue, including the 2011 acquisitions of BENTEK and Steel Business Briefing, grew by more than 25% in the third quarter.  Platts produced nearly 50% of the segment’s total revenue in the third quarter.

The segment also benefited from solid international growth for automotive services.  The construction business was affected by weak market conditions, but the product continues to shift to a more digital offering.

McGraw-Hill Education:  Revenue for the segment declined 11.1% to $937.3 million and adjusted operating profit decreased 11.0% to $314.7 million in the third quarter compared to the same period last year.  Foreign exchange rates increased revenue by $6.9 million and operating profit by $6.0 million.

Revenue for the McGraw-Hill School Education Group decreased 21.4% to $420.4 million in the third quarter, a decline mainly driven by lower state new adoption sales.  The total 2011 state new adoption market, reflecting low school district implementation rates in the face of state and local budget pressure, is now estimated at approximately $720 million, a decline of about 17% from last year.  There also was softness in the open territory.

A reduced participation rate in the 2011 state new adoption market and a sales decline in Texas after a strong performance there in 2010 were key factors in McGraw-Hill School Education’s third quarter performance.  In 2010, the McGraw-Hill School Education Group competed for 97% of the available dollars in an $850 million to $875 million state new adoption market and took a 30% share.  In 2011, the McGraw-Hill School Education Group participated in approximately 75% of the total state new adoption market opportunities.  The McGraw-Hill School Education Group expects to capture about 25% of the total available dollars and about 33% of the available dollars in the state new adoption markets it entered.

The market decline was exacerbated in Texas by a new funding allotment system, enacted in June, that had a dampening effect on local district ordering.  Under the new system, districts can choose not to purchase materials in all adopted subjects and save the unspent funds for future needs.  As a result, local Texas school districts may spend significantly less than the $399 million they were provided in the 2011 adoption.

In testing, increases in custom work and Acuity, the market-leading program in formative assessment, offset declines in off-the-shelf products.

The McGraw-Hill Higher Education, Professional and International Group’s revenue was essentially flat at $516.9 million in the third quarter compared to the same period last year.

After two strong years of growth, enrollments in the U.S. higher education market were projected to be flat in two- and four-year schools and down sharply at the for-profit post secondary schools.  Still, sales increased for McGraw-Hill Higher Education’s Career Education imprint in the third quarter, but could not offset a decline in its Humanities, Social Studies and Language product line.

Strong double-digit growth of digital products and services mitigated softness in traditional products in the third quarter in the U.S. higher education and professional markets.

In higher education, the market response to McGraw-Hill Connect, the industry’s most advanced homework management and study system, has been significant.  A new study shows use of McGraw-Hill Connect dramatically improves students’ overall performance as measured by test scores, course grades, and attendance.  By year-end, approximately 2.9 million students and faculty will be registered to use McGraw-Hill Connect and McGraw-Hill’s other homework management products.

Revenue increased in international markets, primarily due to the favorable impact of foreign exchange rates and the introduction of the 18th edition of Harrison’s Principles of Internal Medicine, the world’s best-selling medical title.

Corporate expense:  In the third quarter, corporate expense decreased $3.5 million compared to the same period last year, primarily due to decreased incentive compensation and tight cost controls.  For the first nine months of the year, corporate expense increased by $1.6 million, or 1.3%.

Balance sheet and cash flow:  Cash and short-term investments at the end of the third quarter were approximately $1.5 billion, a $74 million decline from December 31, 2010. Share repurchases and acquisitions were largely funded by free cash flow.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted earnings per share, adjusted net income, adjusted operating profit and adjusted revenue are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Our non-GAAP measures may be different than similar measures used by other companies.  Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 8 and 9.

Conference Call/Webcast Details: The Corporation’s senior management will review the third quarter earnings results on a conference call scheduled for this morning, October 20, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=4214014. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 20, 2011. Domestic participants may call (800) 933-9003; international participants may call +1 (402) 530-8096 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

In addition, there are certain risks and uncertainties relating to our previously announced Growth and Value Plan which contemplates a tax-free spin-off of our education business, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the transaction, unanticipated developments that may delay or negatively impact the spin-off, and the ability of each business to operate as an independent entity upon completion of the spin-off.

About The McGraw-Hill Companies: McGraw-Hill is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy. Leading brands include Standard & Poor’s, S&P Capital IQ, S&P Indices, Platts energy information services and McGraw-Hill Education. With sales of $6.2 billion in 2010, the Corporation has approximately 21,000 employees across more than 280 offices in 40 countries. On September 12, 2011, the Corporation announced its intention to separate into two public companies — McGraw-Hill Markets (working name), primarily focused on global capital and commodities markets and McGraw-Hill Education, focused on digital learning and education services worldwide. Additional information is available at http://www.mcgraw-hill.com/.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: October 20, 2011

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:

Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2011 and 2010

(dollars in millions, except per share data)

	Three Months			Nine Months
(unaudited)	2011	2010	% Change 1	2011	2010	% Change 1

Revenue	$1,908.0	$1,956.2	(2.5)%	$4,726.4	$4,576.6	3.3%

Expenses	1,301.2	1,337.3	(2.7)%	3,559.5	3,442.3	3.4%

Other income	-	(11.1)	N/M	(13.2)	(11.1)	19.8%

Operating Income	606.8	630.0	(3.7)%	1,180.1	1,145.4	3.0%

Interest expense, net	18.1	19.3	(6.0)%	56.8	62.2	(8.6)%

Income from continuing operations before taxes on income	588.7	610.7	(3.6)%	1,123.3	1,083.2	3.7%

Provision for taxes on income	213.7	221.7	(3.6)%	407.8	393.2	3.7%

Income from continuing operations	375.0	389.0	(3.6)%	715.5	690.0	3.7%

(Loss) income from discontinued operations, net of tax	(1.1)	0.7	N/M	(1.7)	0.9	N/M

Net income	373.9	389.7	(4.0)%	713.8	690.9	3.3%

Less: net income attributable to noncontrolling interests	(8.3)	(9.8)	15.4%	(17.2)	(16.7)	(3.0)%

Net income attributable to The McGraw-Hill Companies, Inc.	$365.6	$379.9	(3.8)%	$696.6	$674.2	3.3%

Amounts attributable to The McGraw-Hill Companies, Inc. common shareholders:
Income from continuing operations	$366.7	$379.2	(3.3)%	$698.3	$673.3	3.7%
(Loss) income from discontinued operations, net of tax	(1.1)	0.7	N/M	(1.7)	0.9	N/M
Net income	$365.6	$379.9	(3.8)%	$696.6	$674.2	3.3%

Earnings per share attributable to The McGraw-Hill Companies, Inc. common shareholders:
Basic:
Income from continuing operations	$1.23	$1.23	(0.2)%	$2.31	$2.17	6.6%
(Loss) income from discontinued operations, net of tax	-	0.01	N/M	-	-	N/M
Net income	$1.23	$1.24	(0.7)%	$2.31	$2.17	6.2%

Diluted:
Income from continuing operations	$1.21	$1.23	(1.5)%	$2.27	$2.15	5.6%
(Loss) income from discontinued operations, net of tax	-	-	N/M	-	-	N/M
Net income	$1.21	$1.23	(2.0)%	$2.27	$2.15	5.2%

Dividend per common share	$0.250	$0.235	6.4%	$0.750	$0.705	6.4%

Average number of common shares outstanding:
Basic	297.8	307.2		302.2	310.6
Diluted	303.6	309.3		307.4	312.9

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 1

The McGraw-Hill Companies
Condensed Consolidated Balance Sheets
September 30, 2011 and December 31, 2010
(dollars in millions)

	September 30,	December 31,
(unaudited)	2011	2010

Assets:
Cash and equivalents	$1,437.6	$1,525.6
Other current assets	1,951.9	1,849.0
Total current assets	3,389.5	3,374.6
Prepublication costs, net	304.9	365.0
Property and equipment, net	488.3	521.3
Goodwill and other intangible assets, net	2,659.1	2,503.3
Other non-current assets	311.9	282.4
Total assets	$7,153.7	$7,046.6

Liabilities and Equity:
Unearned revenue	$1,244.6	$1,204.2
Other current liabilities	1,515.6	1,477.1
Long-term debt	1,198.0	1,198.0
Pension, other postretirement benefits and other non-current liabilities	907.4	875.9
Total liabilities	4,865.6	4,755.2
Total equity	2,288.1	2,291.4
Total liabilities and equity	$7,153.7	$7,046.6

Exhibit 2

The McGraw-Hill Companies
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2011 and 2010

(dollars in millions)

(unaudited)	2011	2010

Operating Activities:
Net income	$713.8	$690.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	95.0	91.3
Amortization of intangibles	45.1	32.0
Amortization of prepublication costs	164.5	207.2
Stock-based compensation	64.8	44.8
Other	12.9	(16.4)
Net changes in operating assets and liabilities	(58.5)	3.5
Cash provided by operating activities	1,037.6	1,053.3
Investing Activities:
Investment in prepublication costs	(105.1)	(99.3)
Capital expenditures	(69.6)	(65.3)
Acquisitions, net of cash acquired	(198.9)	(325.0)
Other	7.4	22.4
Cash used for investing activities	(366.2)	(467.2)
Financing Activities:
Dividends paid to shareholders	(224.7)	(221.3)
Dividends paid to noncontrolling interests	(10.9)	(16.8)
Repurchase of treasury shares	(635.6)	(255.8)
Exercise of stock options and other	118.3	29.9
Cash used for financing activities	(752.9)	(464.0)
Effect of exchange rate changes on cash	(6.5)	(9.2)
Net change in cash and equivalents	(88.0)	112.9
Cash and equivalents at beginning of period	1,525.6	1,209.9
Cash and equivalents at end of period	$1,437.6	$1,322.8

Exhibit 3

The McGraw-Hill Companies
Operating Results by Segment
Three and nine months ended September 30, 2011 and 2010

(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$409.9	$417.5	(1.8)%	$1,333.1	$1,223.8	8.9%
McGraw-Hill Financial	348.5	294.3	18.4%	1,005.9	866.8	16.0%
McGraw-Hill Education	937.3	1,054.7	(11.1)%	1,776.6	1,936.9	(8.3)%
McGraw-Hill Information & Media	228.5	204.1	11.9%	657.6	590.4	11.4%
Intersegment Elimination	(16.2)	(14.4)	(12.5)%	(46.8)	(41.3)	(13.3)%
Total revenue	$1,908.0	$1,956.2	(2.5)%	$4,726.4	$4,576.6	3.3%

	Segment Expenses			Segment Expenses
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$240.8	$230.2 (a)	4.6%	$760.9	$666.3 (a)	14.2%
McGraw-Hill Financial	235.9	208.5	13.2%	699.2	626.5	11.6%
McGraw-Hill Education	622.6	697.2 (b)	(10.7)%	1,495.2	1,589.6 (b)	(5.9)%
McGraw-Hill Information & Media	177.2	160.3	10.5%	518.5	472.4	9.7%
Intersegment Elimination	(16.2)	(14.4)	(12.5)%	(46.8)	(41.3)	(13.3)%
Total segment expenses	$1,260.3	$1,281.8	(1.7)%	$3,427.0	$3,313.5	3.4%

	Operating Income			Operating Income
	2011	2010	% Change 1	2011	2010	% Change 1

Standard & Poor's	$169.1	$187.3	(9.7)%	$572.2	$557.5	2.6%
McGraw-Hill Financial	112.6	85.8	31.2%	306.7	240.3	27.6%
McGraw-Hill Education	314.7	357.5	(12.0)%	281.4	347.3	(19.0)%
McGraw-Hill Information & Media	51.3	43.8	17.1%	139.1	118.0	17.9%
Total operating segments	647.7	674.4	(4.0)%	1,299.4	1,263.1	2.9%
General corporate expense	(40.9)	(44.4)	(8.0)%	(119.3)	(117.7)	1.3%
Total operating income	$606.8	$630.0	(3.7)%	$1,180.1	$1,145.4	3.0%

(a)
Excluding a $7.3 million pre-tax gain on the sale of certain equity interests at our Standard & Poor's segment in Q3 2010, expenses increased 1.4% from $237.5 million to $240.8 million for the three months ended September 30, 2011 and increased 13.0% from $673.6 million to $760.9 million for the nine months ended September 30, 2011

(b)
Excluding a $3.8 million pre-tax gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010, expenses decreased 11.2% from $701.0 million to $622.6 million for the three months ended September 30, 2011 and decreased 6.2% from $1,593.4 million to $1,495.2 million for the nine months ended September 30, 2011

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 4

The McGraw-Hill Companies
Operating Results by Segment - As Reported vs. As Adjusted
Three and nine months ended September 30, 2011 and 2010

(dollars in millions)

(unaudited)	Three months ended September 30,
	2011	2010				% Change 1
	As Reported	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Standard & Poor's	$169.1	$187.3	$(7.3	)(a)	$180.0	(9.7)%	(6.1)%
McGraw-Hill Financial	112.6	85.8	-		85.8	31.2%	31.2%
McGraw-Hill Education	314.7	357.5	(3.8	)(b)	353.7	(12.0)%	(11.0)%
Information & Media	51.3	43.8	-		43.8	17.1%	17.1%
Segment operating income	647.7	674.4	(11.1)		663.3	(4.0)%	(2.4)%
General corporate expense	40.9	44.4	-		44.4	(8.0)%	(8.0)%
Operating income	606.8	630.0	(11.1)		618.9	(3.7)%	(1.9)%
Interest expense, net	18.1	19.3	-		19.3	(6.0)%	(6.0)%
Income before taxes on income	588.7	610.7	(11.1)		599.6	(3.6)%	(1.8)%
Provision for taxes on income	213.7	221.7	(4.0)		217.7	(3.6)%	(1.9)%
Income from continuing operations	375.0	389.0	(7.1)		381.9	(3.6)%	(1.8)%
(Loss) income from discontinued operations, net of tax	(1.1)	0.7	-		0.7	N/M	N/M
Net income	373.9	389.7	(7.1)		382.6	(4.0)%	(2.3)%
Less: Noncontrolling interests net income	(8.3)	(9.8)	2.3	(a)	(7.5)	15.4%	(10.4)%
Net income attributable to MHP	$365.6	$379.9	$(4.8)		$375.1	(3.8)%	(2.5)%

Amounts attributable to MHP common shareholders:
Income from continuing operations	$366.7	$379.2	$(4.8)		$374.4	(3.3)%	(2.1)%
(Loss) income from discontinued operations, net of tax	(1.1)	0.7	-		0.7	N/M	N/M
Net income	$365.6	$379.9	$(4.8)		$375.1	(3.8)%	(2.5)%

Diluted earnings per common share from continuing operations	$1.21	$1.23	$(0.02)		$1.21	(1.5)%	(0.2)%

(unaudited)	Nine months ended September 30,
	2011	2010				% Change 1
	As Reported	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Standard & Poor's	$572.2	$557.5	$(7.3	)(a)	$550.2	2.6%	4.0%
McGraw-Hill Financial	306.7	240.3	-		240.3	27.6%	27.6%
McGraw-Hill Education	281.4	347.3	(3.8	)(b)	343.5	(19.0)%	(18.1)%
Information & Media	139.1	118.0	-		118.0	17.9%	17.9%
Segment operating income	1,299.4	1,263.1	(11.1)		1,252.0	2.9%	3.8%
General corporate expense	119.3	117.7	-		117.7	1.3%	1.3%
Operating income	1,180.1	1,145.4	(11.1)		1,134.3	3.0%	4.0%
Interest expense, net	56.8	62.2	-		62.2	(8.6)%	(8.6)%
Income before taxes on income	1,123.3	1,083.2	(11.1)		1,072.1	3.7%	4.8%
Provision for taxes on income	407.8	393.2	(4.0)		389.2	3.7%	4.8%
Income from continuing operations	715.5	690.0	(7.1)		682.9	3.7%	4.8%
(Loss) income from discontinued operations, net of tax	(1.7)	0.9	-		0.9	N/M	N/M
Net income	713.8	690.9	(7.1)		683.8	3.3%	4.4%
Less: Noncontrolling interests net income	(17.2)	(16.7)	2.3	(a)	(14.4)	(3.0)%	(19.5)%
Net income attributable to MHP	$696.6	$674.2	$(4.8)		$669.4	3.3%	4.1%

Amounts attributable to MHP common shareholders:
Income from continuing operations	$698.3	$673.3	$(4.8)		$668.5	3.7%	4.5%
(Loss) income from discontinued operations, net of tax	(1.7)	0.9	-		0.9	N/M	N/M
Net income	$696.6	$674.2	$(4.8)		$669.4	3.3%	4.1%

Diluted earnings per common share from continuing operations	$2.27	$2.15	$(0.01)		$2.14	5.6%	6.3%

(a)	Gain on the sale of certain equity interests at our Standard & Poor's segment in Q3 2010
(b)	Gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 5

The McGraw-Hill Companies
Standard & Poor's
Three and nine months ended September 30, 2011 and 2010

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Transaction revenue (a)	$131.2	$163.1	(19.5)%
Non-transaction revenue (b) (c)	278.7	254.4	9.5%
Total Standard & Poor's	$409.9	$417.5	(1.8)%

Nine Months
Transaction revenue	$503.2	$462.4	8.8%
Non-transaction revenue	829.9	761.4	9.0%
Total Standard & Poor's	$1,333.1	$1,223.8	8.9%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance
(c)
Includes intersegment royalty revenue from McGraw-Hill Financial of $16.2 million and $46.8 million for the three and nine months ended September 30, 2011, respectively, and $14.4 million and $41.3 million for the three and nine months ended September 30, 2010, respectively

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Domestic revenue	$207.3	$231.8	(10.6)%
International revenue	202.6	185.7	9.1%
Total Standard & Poor's	$409.9	$417.5	(1.8)%

Nine Months
Domestic revenue	$692.4	$669.3	3.5%
International revenue	640.7	554.5	15.5%
Total Standard & Poor's	$1,333.1	$1,223.8	8.9%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 6

The McGraw-Hill Companies
McGraw-Hill Financial
Three and nine months ended September 30, 2011 and 2010

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Subscription revenue (a)	$251.8	$217.8	15.6%
Non-subscription revenue (b)	96.7	76.5	26.4%
Total McGraw-Hill Financial	$348.5	$294.3	18.4%

Nine Months
Subscription revenue	$737.7	$637.5	15.7%
Non-subscription revenue	268.2	229.3	17.0%
Total McGraw-Hill Financial	$1,005.9	$866.8	16.0%

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)
	2011	2010	% Change 1
Three Months
Domestic revenue	$241.7	$205.3	17.8%
International revenue	106.8	89.0	20.0%
Total McGraw-Hill Financial	$348.5	$294.3	18.4%

Nine Months
Domestic revenue	$703.5	$610.3	15.3%
International revenue	302.4	256.5	17.9%
Total McGraw-Hill Financial	$1,005.9	$866.8	16.0%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 7

The McGraw-Hill Companies
Non-GAAP Financial Information
Three and nine months ended September 30, 2011 and 2010

(dollars in millions)

Computation of Free Cash Flow:

(unaudited)	Nine Months
	2011	2010
Cash provided by operating activities	$1,037.6	$1,053.3
Investment in prepublication costs	(105.1)	(99.3)
Capital expenditures	(69.6)	(65.3)
Cash flow before dividends	862.9	888.7
Dividends paid to shareholders	(224.7)	(221.3)
Dividends paid to noncontrolling interests	(10.9)	(16.8)
Free cash flow	$627.3	$650.6

Computation of McGraw-Hill Financial Revenue Adjusted for TheMarkets.com:

(unaudited)	Three Months
	2011	2010	% Change 1
Revenue:
McGraw-Hill Financial	$348.5	$294.3	18.4%
Excluding TheMarkets.com	(12.3)	(0.9)
	$336.2	$293.4	14.6%
Subscription Revenue:
McGraw-Hill Financial	$251.8	$217.8	15.6%
Excluding TheMarkets.com	(12.3)	(0.9)
	$239.5	$216.9	10.5%

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 8

The McGraw-Hill Companies
McGraw-Hill Markets & McGraw-Hill Education - As Reported vs. As Adjusted
Three and Nine months ended September 30, 2011 and 2010

(dollars in millions)

(unaudited)	Three months ended September 30,
	2011	2010				% Change 1
	As Reported	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted
Revenue
Standard & Poor's	$409.9	$417.5			$417.5	(1.8)%
McGraw-Hill Financial	348.5	294.3			294.3	18.4%
McGraw-Hill Information & Media	228.5	204.1			204.1	11.9%
Intersegment Elimination	(16.2)	(14.4)			(14.4)	(12.5)%
McGraw-Hill Markets	970.7	901.5			901.5	7.7%
McGraw-Hill Education	937.3	1,054.7			1,054.7	(11.1)%
Total revenue	$1,908.0	$1,956.2			$1,956.2	(2.5)%

Operating Income
Standard & Poor's	$169.1	$187.3	$(7.3	)(a)	$180.0	(9.7)%	(6.1)%
McGraw-Hill Financial	112.6	85.8	-		85.8	31.2%	31.2%
Information & Media	51.3	43.8	-		43.8	17.1%	17.1%
McGraw-Hill Markets	333.0	316.9	(7.3)		309.6	5.1%	7.6%
McGraw-Hill Education	314.7	357.5	(3.8	)(b)	353.7	(12.0)%	(11.0)%
Segment operating income	647.7	674.4	(11.1)		663.3	(4.0)%	(2.4)%
General corporate expense	(40.9)	(44.4)	-		(44.4)	(8.0)%	(8.0)%
Total operating income	$606.8	$630.0	$(11.1)		$618.9	(3.7)%	(1.9)%

(unaudited)	Nine months ended September 30,
	2011	2010				% Change 1
	As Reported	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted
Revenue
Standard & Poor's	$1,333.1	$1,223.8			$1,223.8	8.9%
McGraw-Hill Financial	1,005.9	866.8			866.8	16.0%
McGraw-Hill Information & Media	657.6	590.4			590.4	11.4%
Intersegment Elimination	(46.8)	(41.3)			(41.3)	(13.3)%
McGraw-Hill Markets	2,949.8	2,639.7			2,639.7	11.7%
McGraw-Hill Education	1,776.6	1,936.9			1,936.9	(8.3)%
Total revenue	$4,726.4	$4,576.6			$4,576.6	3.3%

Operating Income
Standard & Poor's	$572.2	$557.5	$(7.3	)(a)	$550.2	2.6%	4.0%
McGraw-Hill Financial	306.7	240.3	-		240.3	27.6%	27.6%
Information & Media	139.1	118.0	-		118.0	17.9%	17.9%
McGraw-Hill Markets	1,018.0	915.8	(7.3)		908.5	11.2%	12.1%
McGraw-Hill Education	281.4	347.3	(3.8	)(b)	343.5	(19.0)%	(18.1)%
Segment operating income	1,299.4	1,263.1	(11.1)		1,252.0	2.9%	3.8%
General corporate expense	(119.3)	(117.7)	-		(117.7)	1.3%	1.3%
Total operating income	$1,180.1	$1,145.4	$(11.1)		$1,134.3	3.0%	4.0%

Note - This exhibit is derived from Exhibits 4 and 5 and is for informational purposes only and is not intended to represent what the results for McGraw-Hill Markets would have been had the spin-off occurred on the date presented.

(a)	Gain on the sale of certain equity interests at our Standard & Poor's segment in Q3 2010
(b)	Gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010

1	Percentages are calculated off of the whole number, not the disclosed rounded number in the table

Exhibit 9